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                                   EXHIBIT 4.1
                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as effective the 21st day of March, 2000, by and between NESS ENERGY INTERNATIONAL, INC., a Washington corporation ("Company") and Curtis A. Swanson ("Consultant").

         A. The Company has engaged the services of Consultant as an independent contractor to provide reporting services to the Company;

         B. The Consultant represents that it has no prior or existing legally binding obligations that are in conflict with its entering into this Agreement; and

         C. The Consultant is willing to be so retained on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

         1. Engagement. The Company hereby retains Consultant as an independent contractor to provide services to the Company, and Consultant hereby accepts such engagement on the terms and conditions hereinafter set forth.

         2. Term. This Agreement shall be in effect for an initial term of six months, commencing upon execution by both parties, and shall be renewable automatically, without any action of the parties, on an semi-annual basis thereafter, unless either party gives the other written notice of an intention not to renew this Agreement at least thirty (30) days prior to the end of the initial term or any renewal term thereof.

         3. Duties of Consultant. The Company retains Consultant to provide advise and counsel to management on matters pertaining to the business of the Company in the areas of mergers and acquisitions, litigation, and SEC reporting. None of the services provided under this Agreement shall pertain to any advice regarding federal or state securities laws or trading in the Company's stock.

            Consultant shall render the services required in this Agreement as an independent contractor. Deadlines in respect of the service and functions of Consultant shall be mutually agreed upon. Consultant shall have no authority or power of decision over any of the Company's activities or employees.

            Consultant shall use his best efforts to advance the business and welfare of the Company, and shall not intentionally take any action adverse to the best interests of the Company.

         4. Compensation. As full compensation for the services described herein that Consultant has rendered to the Company, the Company shall make a one-time grant of 100,000 restricted shares




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of the Company's Common Stock, at an issue price of $1.30 per share, to be registered for resale under Form S-8 or other available form as soon as reasonably practical. In the event the agreement is extended for an additional 6 month period at the sole option of the Company then the Company shall make an additional one-tome grant of 100,000 restricted shares of the Company's Common Stock, at an issue price of $1.30 per share, to be registered for resale under Form S-8 or other available form as soon as reasonably practical.

         5. Disclosure of Information. Consultant recognizes and acknowledges as a result of his engagement by the Company, he will have access to discover information which is of a proprietary manner to the Company, including methods, inventions, improvements, trade secrets, or discoveries, whether patentable or not, and similar information relating to the Company's products and services. In addition, information will or has been disclosed to Consultant, or has been discovered by Consultant, concerning marketing plans, processes, products, apparatus, techniques, know-how, trade secret, strategies, customer lists, and technical requirements of customers of the Company. Consultant agrees that he will not, without the prior written approval of the Company, disclose any such proprietary information of the Company to anyone not in the employ of the Company, or use any such information other than for the purposes of this Agreement. Consultant agrees that he will not allow any other person engaged by him to have access to any of the proprietary information unless he first obtains such person's agreement not to disclose or use such information, and such agreement is binding upon the Company, Consultant, and such third person. These obligations shall not apply, however, to information which is or becomes generally available to the public through no fault of Consultant.

         6. Termination. This Agreement shall terminate on the earliest of:

            (i)   On September 21, 2000;

            (ii)  At Company's option, upon a thirty (30) day written notice; or

            (iii) Upon mutual written agreement of the parties hereto.

         7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered, or if sent by certified mail, postage prepaid to its residence in the case of Consultant, its principal office in the case of the Company and shall be effective upon deposit into the United States Postal Service, or in the case of personal delivery when actually delivered. Such notice shall be directed to the individuals and addresses below:


            Ness Energy International, Inc.
            4201 East I-20 Service Road
            Willow Park, Texas 76087

            Curtis A. Swanson
            911 N.W. Loop 281, Suite 111
            Longview, Texas 75604



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         8. Waiver. The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.

         9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns, but shall not be assignable by Consultant without the prior written consent of the Company.

         10. Severability. If any provision of this Agreement is held to be contrary to law, that provision shall be deemed severable from the balance of this Agreement, and the balance of this Agreement shall remain in force between the parties to the fullest extent permitted by law.

         11. Entire Agreement. This Agreement shall be deemed to express, embody, and supersede all previous understandings, agreements and commitments, whether written or oral, between the parties hereto with respect to the subject matter hereof and to fully and finally set forth the entire agreement between the parties hereto. No modifications shall be binding unless stated in writing and signed by both parties hereto with the approval of the President of the Company.

         12. Governing Law; Venue; Mediation, if needed, Arbitration. This Agreement shall be governed by the laws of the State of Texas. Any dispute involving or affecting this Agreement or the services to be performed shall be determined and resolved by binding arbitration in the County of Gregg, State of Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

         13. Prior Agreements. This Agreement supersedes and renders null and void all prior written or oral agreements by and between the Company or its affiliates and Consultant, except as provided herein or in any amendments or addendums hereto.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the date set forth above.

                                    COMPANY: /s/ HAYSEED STEPHENS

                                    NESS ENERBY INTERNATIONAL, INC.

                                    By: /s/ Hayseed Stephens
                                        ------------------------------
                                            Hayseed Stephens, Chairman

                                   CONSULTANT:

                                    CURTIS A. SWANSON


                                    By: /s/ Curtis A. Swanson
                                        ------------------------------
                                            Curtis A. Swanson